Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Employee Stock Purchase Plan of Bottomline Technologies (de), Inc. of our report dated September 10, 2010, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc., and the effectiveness of internal control over financial reporting of Bottomline Technologies (de), Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 27, 2011